Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2009, relating to the consolidated financial statements of Quicksilver Gas Services LP and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Quicksilver Gas Services LP and subsidiaries for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Fort Worth, Texas
November 5, 2009